Exhibit 99.1

newsrelease

Santa Barbara Office
3820 State Street
Santa Barbara, CA 93105
tel: 805.563.7000
fax: 805.563.7070
www.tenethealth.com

Contacts:
Media: Harry Anderson (805) 563-6816
Investors: Thomas Rice (805) 563-7188

TENET ANNOUNCES MAJOR RESTRUCTURING OF OPERATIONS

Creates Stronger Company, Enhances Potential for Long-Term Growth;

27 Hospitals to Be Divested, Including 19 in California;

Company Comments on Fourth Quarter 2003 Results and Outlook for 2004

JAN. 28, 2004 – Tenet Healthcare Corporation (NYSE: THC) announced today a major restructuring of its operations designed to focus its financial and management resources on 69 acute care hospitals in 13 states and create a stronger company with enhanced potential for long-term growth.  To achieve this objective, the company will seek buyers for 27 hospitals, including 19 in California and eight others in Louisiana, Massachusetts, Missouri and Texas.

Tenet also commented on its expected financial results for the fourth quarter ended Dec. 31, 2003 and its outlook for 2004.

Restructuring

“This restructuring will create a company that has the potential for much stronger financial performance over the long-term,” said Trevor Fetter, president and chief executive officer. “Over the past three months, we completed a comprehensive review of the near-term and long-term prospects of each of our hospitals.  This analysis included a recent study of the capital expenditures required to comply with California’s seismic regulations for hospitals.  In addition, over the past year we renegotiated or renewed contracts representing the vast majority of our managed care revenues.  As a result, we are now able, for the first time, to assess the realistic potential of all our hospitals without the distortion caused by the unusually large Medicare outlier payments that resulted from the company’s prior pricing strategy.”

Fetter continued, “We have made the strategic decision to concentrate our efforts on a core group of hospitals in order to produce tangible benefits in quality and service for the communities we serve and to create long-term sustainable growth for our shareholders.  We recognized that the growth potential of our strongest hospitals was at risk because of the growing need to divert resources to subsidize hospitals that can no longer meet Tenet’s financial objectives.”

He added, “Internal and external challenges have severely impacted the performance of the 19 hospitals we have decided to divest in California, thus making it impossible for Tenet to justify the $1.6 billion investment we now estimate these hospitals require to comply with the state’s seismic standards. The 17 California hospitals we will continue to operate are expected to require less than $300 million to meet seismic standards, and we will meet that requirement.  We still believe that California is an attractive market for us because of the state’s good growth dynamics and the strong competitive positions of our 17 core hospitals in California.”

Fetter concluded, “Tenet is committed to investing in order to improve the quality and market positions of hospitals in the communities they serve.  Where we cannot meet that commitment to a hospital, the responsible thing to do is to divest it.  It’s now clear that recovering from Tenet’s prior pricing strategy is a multi-year process.  We will move forward aggressively with necessary structural changes, and we will continue to pursue actions that will improve our operating performance, such as rebuilding our relationships with public and private sector customers, reducing bad debt expense and further reducing corporate overhead and non-patient care hospital costs.  We are optimistic about the prospects for our 69 remaining hospitals, and we will discuss our strategy for reestablishing growth and improved performance of the restructured company on our quarterly earnings conference call on March 16.”

The company expects the restructuring and the planned disposition of the 27 facilities to be substantially complete by the end of 2004 and said it will work to ensure a smooth transition for all the divested facilities with minimum disruptions to patient care.    The company has retained Citigroup Global Markets and Banc of America Securities as joint advisers to assist with the divestiture process.

The company expects to receive total net proceeds from the divestitures of about $600 million, a significant portion of which is expected to be received in the form of tax benefits from anticipated losses to be incurred from the potential sale of many of these hospitals.  These tax benefits will be realized to the extent that the losses can be used to offset future or historic taxable profits.  These benefits are not expected to be realized in cash until 2005 or later.  The tax basis for the facilities to be divested is approximately $1 billion.

(The complete list of the 69 hospitals that Tenet will retain is attached at the end of this news release.)

California Divestitures

Stephen L. Newman, M.D., chief executive officer of Tenet California, said, “California will remain our largest market with approximately $2.5 billion in annual revenue and 17,000 employees.  We’ve operated in the state for more than 30 years, we know the health care business in the state, and we believe that the 17 hospitals we are retaining in California have served their communities well and will continue to do so.  Despite the many challenges of operating here, we believe this restructuring is an opportunity for us to invest in our core facilities and help meet California’s growing need for health care.”

Newman added, “We recognize the importance of the 19 hospitals being divested to the communities they serve.  In the years we have operated them, we have invested many tens of millions of dollars to enhance and expand their services.  We intend to work sensitively and cooperatively with medical professionals and leaders in the communities affected by the divestitures to minimize any potential disruptions in patient care.”

As a group, the 19 California hospitals to be divested had 2003 net operating revenues of approximately $1.8 billion and had an aggregate operating margin of approximately negative two percent.

The company will divest these hospitals and related operations in California:

1.	Brotman Medical Center. Culver City. 420 beds.
2.	Centinela Hospital Medical Center. Inglewood. 370 beds.
3.	Chapman Medical Center. Orange. 114 beds.
4.	Coastal Communities Hospital. Santa Ana. 178 beds.
5.	Community Hospital of Huntington Park. 81 beds.
6.	Daniel Freeman Marina Hospital. Marina del Rey. 166 beds.
7.	Daniel Freeman Memorial Hospital. Inglewood. 358 beds.
8.	Doctors Medical Center — San Pablo. 232 beds
9.	Encino-Tarzana Regional Medical Center. Encino campus. 151 beds.
10.	Encino-Tarzana Regional Medical Center. Tarzana campus. 236 beds.
11.	Garfield Medical Center. Monterey Park. 210 beds.
12.	Greater El Monte Community Hospital. South El Monte. 117 beds.
13.	Midway Hospital Medical Center. Los Angeles. 225 beds.
14.	Mission Hospital of Huntington Park. 109 beds.
15.	Monterey Park Hospital. 101 beds.
16.	Queen of Angels/Hollywood Presbyterian Medical Center. 434 beds.
17.	Western Medical Center — Anaheim. 188 beds.
18.	Western Medical Center — Santa Ana. 280 beds.
19.	Whittier Medical Center. 181 beds.

(Tenet intends to notify the West Contra Costa Health Care District that it is terminating its lease to operate Doctors Medical Center - San Pablo and will return the facility to the district on July 31, 2004, in accordance with the six-month notification provision in its lease.  Also, Tenet intends to divest its 75 percent interest in the joint venture with HCA that owns the two-campus Encino-Tarzana Regional Medical Center or seek to sell those two hospitals.)

Divestitures Outside California

As part of the restructuring, Tenet intends to divest these eight hospitals in Louisiana, Massachusetts, Missouri and Texas:

Louisiana:  124-bed Doctors Hospital of Jefferson, Metairie, La.; and 154-bed St. Charles General Hospital.  New Orleans.

Massachusetts:  MetroWest Medical Center, 182-bed Leonard Morse Campus,

Natick, Mass.; MetroWest Medical Center, 238-bed Union Campus, Framingham, Mass.; 348-bed Saint Vincent Hospital, Worcester, Mass.

Missouri:  450-bed Forest Park Hospital, St. Louis; and 203-bed St. Alexius Hospital (including its Jefferson campus), St. Louis.

Texas:  243-bed Brownsville Medical Center, Brownsville, Tex.

The company explained that the four hospitals being divested in Louisiana and Missouri have produced weak financial results that Tenet can no longer afford to absorb.  The four hospitals being divested in Massachusetts and Texas are in geographic markets that the company no longer intends to serve.

As a group, these eight hospitals produced net operating revenues of approximately $900 million in fiscal year 2003 and were approximately breakeven in the aggregate on an operating basis.

Fourth Quarter 2003 and Fiscal 2004

For the fourth quarter ending Dec. 31, 2003 and for the full fiscal year 2004, Tenet expects earnings per share from continuing operations to be significantly below the current First Call mean estimates of $0.11 and $0.50 respectively.  In addition, various charges also are expected to impact reported results.

Tenet is in the process of finalizing its financial reporting for 2003.  However, preliminary results indicate that the fourth quarter was weak.  Same store admissions for the quarter increased approximately 0.7 percent compared to the prior year, after excluding results of four hospitals for which disposition plans were previously announced.  These are Redding Medical Center, Medical College of Pennsylvania Hospital, Century City Hospital and Suburban Medical Center.  If the additional 27 hospitals involved in this restructuring are also excluded, same store admissions for the quarter increased approximately 1.5 percent.

Declining financial performance for the quarter was driven primarily by two contributing factors of roughly equal importance: continued deterioration in bad debt expense (estimated to be more than 11 percent of net operating revenues in the fourth quarter) and softness in net operating revenue.  The company is implementing multiple initiatives to address these issues, but it expects these adverse trends to continue through 2004.

In the fourth quarter the company expects to record impairment charges of approximately $1.4 billion comprised of two items: (1) an impairment charge for long-lived assets of approximately $500 million pre-tax, or 67 cents per share after tax, related to the write-down of hospital assets to their estimated fair market values, the majority of which is related to the California region; and (2) a charge for the impairment of goodwill of approximately $935 million pre-tax, or $1.76 per share after tax, of which approximately $735 million is related to the California region.

The company anticipates that 26 of the 27 hospitals being divested will be treated as discontinued operations beginning in the first quarter of 2004 in accordance with generally accepted accounting principles (GAAP). The remaining hospital, Doctors Medical Center- San Pablo, is a lease termination and will be included in continuing operations until July 31, 2004. Tenet believes it is prudent to expect that the performance of the hospitals being divested will suffer additional deterioration during the divestiture process.  Any deterioration is likely to vary from facility to facility; it is not possible to estimate at this time, but the earnings impact could be significant.

“Tenet anticipates reporting approximately breakeven earnings from continuing operations for the full year 2004, before charges, unusual items and any performance deterioration related to the restructuring,” said Stephen D. Farber, Tenet’s chief financial officer.  “There are multiple moving parts that make performance very hard to predict, the most significant of which are items impacting revenue and bad debt.  The better focus allowed by this restructuring plan, coupled with progress on key initiatives we have put in place, should lead to greater visibility on expected long-term financial performance after 2004.”

In addition, preliminary results indicate that the company generated significant negative operating cash flow in the fourth quarter of 2003, and it expects to generate negative operating cash flow in fiscal

2004, after capital expenditures but before any litigation settlements, outflows related to discontinued operations or other unusual items.  Hospitals being divested are also expected to have significant negative cash flow during the sale process.

“The least controllable aspect of cash flow after operating performance is working capital performance, particularly accounts receivable from managed care,” Farber said.  “We currently have approximately $250 million of managed care receivables in arbitration or litigation, with a likelihood of more to come.  Over the past year, the company has worked hard to improve its relationships with managed care providers.  However, slow payments and denials are still a problem with some providers.  The new management team is committed to overcoming issues related to Tenet’s prior pricing strategy, but we will strongly defend our interests in those cases where we feel our managed care partners are taking advantage of this situation.”

The company added that it currently estimates its capital expenditures for 2004 at $500 million to $550 million for its 69 core hospitals, including approximately $70 million for the company’s systems standardization and business office consolidation project.  In addition, it has committed approximately $80 million to complete construction of two new hospitals:  Centennial Hospital in Frisco, Texas, and Saint Francis Bartlett Hospital near Memphis, Tenn., which are expected to open later this year.  Preliminarily, the company expects total capital expenditures in 2005 of approximately $400 to $500 million.  Capital expenditures for 2003 were approximately $750 million, excluding approximately $86 million for the construction of the Centennial and Bartlett facilities.

Bad Debt

The company noted that the vast majority of its bad debt relates to self-pay patients whose revenue, in accordance with generally accepted accounting principles, is recorded based on hospital gross charges.  Tenet believes its gross charges are on average higher than its competitors, as a result of the company’s prior pricing strategy.  The company would prefer to reduce its gross charges but is constrained due to the unacceptable impact a reduction would have on Tenet’s net revenue from managed care.  A majority of Tenet’s thousands of managed care contracts rely to various degrees on gross charges in calculating net reimbursement.

Overall, the company believes it receives market-level to somewhat below market-level net reimbursement from managed care and has been attempting to modify its managed care contracts to reduce reliance on gross charges as a benchmark.  However, many managed care payors have been unwilling to accept this change without a reduction in overall net reimbursement to meaningfully below market levels, which Tenet cannot accept.

Tenet’s ratio of gross charges to net revenue in 2003 was approximately 4.8.  For the 69 core hospitals, the ratio was approximately 4.5, and for the 27 hospitals to be divested was approximately 5.7.

“This ratio has the accounting effect of recording a disproportionate amount of revenue from self-pay patients that is subsequently written off as uncollectable,” Farber said. “To the extent that this ratio is higher than our competitors, it results in a higher level of both revenue and bad debt than if a competitor performed the identical services for the same group of self-pay patients.  Tenet’s proposed Compact With Uninsured Patients, which was submitted to the U.S. Department Health and Human Services last April, is designed to address this issue. We have requested an advisory opinion from the department to permit the company to charge managed care-style rates to certain self-pay patients.  Until this plan is authorized and implemented, it is important that this distortion be recognized and adjusted for in the evaluation of the company’s net revenue and bad debt performance.”

Liquidity

Tenet is currently in compliance with all covenants under its bank credit agreement and bond indentures.  However, in light of the expected performance decline in 2004, the company will likely exceed the leverage ratio covenant governing its $1.2 billion bank credit agreement during the second or third quarter of 2004.

Tenet currently has approximately $200 million of letters of credit outstanding under its bank credit agreement, but no cash borrowings are currently outstanding.  The company also has no significant debt maturities before late 2006.  In addition, Tenet currently has approximately $600 million in unrestricted cash on hand. The estimated proceeds from the hospital sales from this restructuring and any tax benefit associated with such sales should further bolster the company’s liquidity, although a significant portion of the potential proceeds anticipated from tax deductions are not expected to be realized in cash until 2005.

“Throughout our recent challenges, Tenet’s bank group has been supportive of our efforts to turn around the company,” Farber said.  “They understand the underlying value of our core hospitals, and we expect to work constructively with them in the coming months to address covenant compliance and any other concerns.”

Cost Efficiencies and Revenue Enhancements

As part of its turnaround strategy, Tenet is aggressively identifying and implementing further actions to reduce costs and enhance its operating performance.  Among the areas being addressed are commercial payor contracting, improved procurement efficiencies, cost standardization, bad debt reduction initiatives and trimming some of its non-patient care hospital costs.  In addition, this restructuring will enable the company to significantly reduce overhead at all levels of the company.

Tenet’s Commitment to Quality, which it is introducing at all of its hospitals in 2004, is expected to significantly enhance patient outcomes and operational effectiveness. Specifically, Tenet’s Commitment to Quality should improve operations in emergency rooms and operating rooms, while simultaneously increasing the productivity of the company’s caregivers.

Long-Term Profitability Objectives

Tenet believes this restructuring plan and various initiatives it has undertaken will ultimately position the company to report significantly improved margin performance, although it may remain somewhat below its hospital management peers because of geographic differences in portfolios.  However, the company does not anticipate that such margin performance will be achievable in 2004 or 2005 because challenges remaining from its prior pricing strategy will require significant time to work through.

The vast majority of the company’s 69 core hospitals are well positioned to deliver competitive financial performance over the long-term.  Within the core portfolio, however, Tenet’s Philadelphia hospitals, with approximately $800 million of annual revenue after the previously announced closing of Medical College of Pennsylvania Hospital, operate at only a slightly positive margin, due to the state’s malpractice crisis, higher costs, and a highly consolidated managed care environment. The company believes there is an opportunity, after this restructuring, to achieve meaningful improvements in its five remaining Philadelphia hospitals and will work to achieve that goal.

Tenet expects to file its Form 10-K with the Securities and Exchange Commission on March 15.  The company plans to announce its fourth quarter results on March 16 and to hold an investor call at that time.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Tenet Healthcare Corporation

Core Hospitals After Restructuring

Alabama
1.	Brookwood Medical Center, Birmingham, 586 beds

CALIFORNIA

1.	Alvarado Hospital Medical Center/SDRI, San Diego, 311 beds
2.	Community Hospital of Los Gatos, Los Gatos, 143 beds
3.	Desert Regional Medical Center, Palm Springs, 371 beds
4.	Doctors Hospital of Manteca, Manteca, 73 beds
5.	Doctors Medical Center of Modesto, Modesto, 465 beds
6.	Fountain Valley Regional Hospital, Fountain Valley, 400 beds
7.	Garden Grove Hospital and Medical Center, Garden Grove, 168 beds
8.	Irvine Regional Hospital and Medical Center, Irvine, 176 beds
9.	John F. Kennedy Memorial Hospital, Indio, 162 beds
10.	Lakewood Regional Medical Center, Lakewood, 161 beds
11.	Los Alamitos Medical Center, Los Alamitos, 167 beds
12.	Placentia Linda Hospital, Placentia, 114 beds
13.	San Dimas Community Hospital, San Dimas, 93 beds
14.	San Ramon Regional Medical Center, San Ramon, 123 beds
15.	Sierra Vista Regional Medical Center, San Luis Obispo, 200 beds
16.	Twin Cities Community Hospital, Templeton, 84 beds
17.	USC University Hospital, Los Angeles, 329 beds

Florida
1.	Cleveland Clinic Hospital, Weston, 150 beds
2.	Coral Gables Hospital, Coral Gables, 256 beds
3.	Delray Medical Center, Delray Beach, 372 beds
4.	Florida Medical Center, Fort Lauderdale, 459 beds
5.	Good Samaritan Medical Center, West Palm Beach, 341 beds
6.	Hialeah Hospital, Hialeah, 378 beds
7.	Hollywood Medical Center, Hollywood, 324 beds
8.	North Ridge Medical Center, Fort Lauderdale, 332 beds
9.	North Shore Medical Center, Miami, 357 beds
10.	Palm Beach Gardens Medical Center, Palm Beach Gardens, 204 beds
11.	Palmetto General Hospital, Hialeah, 360 beds
12.	Parkway Regional Medical Center, North Miami, 382 beds
13.	St. Mary’s Medical Center, West Palm Beach, 460 beds
14.	West Boca Medical Center, Boca Raton, 185 beds

GEORGIA

1.	Atlanta Medical Center, Atlanta, 460 beds
2.	North Fulton Regional Hospital, Roswell, 167 beds
3.	South Fulton Medical Center, East Point, 392 beds
4.	Spalding Regional Hospital/Sylvan Grove Hospital, Griffin/Jackson, 185 beds

Louisiana
1.	Kenner Regional Medical Center, Kenner, 203 beds
2.	Meadowcrest Hospital, Gretna, 207 beds
3.	Memorial Medical Center (Baptist) Uptown Campus, New Orleans, 327 beds
4.	Memorial Medical Center (Mercy) Mid-City Campus, New Orleans, 188 beds
5.	NorthShore Regional Medical Center, Slidell, 174 beds

Mississippi
1.	Gulf Coast Medical Center, Biloxi, 189 beds

Missouri
1.	Des Peres Hospital, St. Louis, 167 beds
2.	Saint Louis University Hospital, St. Louis, 356 beds

NEBRASKA

1.	Creighton University Medical Center, Omaha, 358 beds

North Carolina
1.	Central Carolina Hospital, Sanford, 137 beds
2.	Frye Regional Medical Center/Alexander Campus, Hickory/Taylorsville, 380 beds

PENNSYLVANIA

1.	Graduate Hospital, Philadelphia, 240 beds
2.	Hahnemann University Hospital, Philadelphia, 618 beds
3.	Roxborough Memorial Hospital, Philadelphia, 125 beds
4.	St. Christopher’s Hospital for Children, Philadelphia, 161 beds
5.	Warminster Hospital, Warminster, 145 beds

SOUTH CAROLINA

1.	East Cooper Regional Medical Center, Mt. Pleasant, 100 beds
2.	Hilton Head Regional Medical Center, Hilton Head, 93 beds
3.	Piedmont Healthcare System, Rock Hill, 288 beds

Tennessee
1.	Saint Francis Bartlett Medical Center, Bartlett, 90 beds (under construction)
2.	Saint Francis Hospital, Memphis, 651 beds

Texas
1.	Centennial Medical Center, Frisco, 118 beds (under construction)
2.	Cypress Fairbanks Medical Center, Houston, 146 beds
3.	Doctors Hospital of Dallas, Dallas, 232 beds
4.	Houston Northwest Medical Center, Houston, 498 beds
5.	Lake Pointe Medical Center, Rowlett, 97 beds
6.	Nacogdoches Medical Center, Nacogdoches, 150 beds
7.	Park Plaza Hospital, Houston, 446 beds
8.	Providence Memorial Hospital, El Paso, 508 beds
9.	RHD Memorial Medical Center, Dallas, 155 beds
10.	Shelby Regional Medical Center, Center, 54 beds
11.	Sierra Medical Center, El Paso, 351 beds
12.	Trinity Medical Center, Carrollton, 137 beds

Total Number of Licensed Beds:  17,979

Total Number of Facilities:  69